                                             As Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-86615

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 6, 1999)

                             IBM Credit Corporation
           North Castle Drive, Armonk, New York 10504--(914)765-1900

                                $10,898,150,000
                               Medium-Term Notes
                   Due Nine Months or More from Date of Issue

We may offer our Medium-Term Notes at one or more times. The specific terms of the particular notes being offered will be contained in a pricing supplement.

The following terms may apply to particular notes being offered:

-   They may mature nine months or more after issuance.

- They may bear interest at a fixed or floating rate (or both). Certain notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in the pricing supplement:

    -      CD Rate                     -          LIBOR

    -      Federal Funds Rate          -          Prime Rate

    -      Treasury Rate               -          CMT Rate

    -      Commercial Paper Rate

- Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

- Each fixed rate note will pay interest on March 1 and September 1 of each year unless otherwise specified in the pricing supplement. Each floating rate note will pay interest on the dates specified in the pricing supplement.

- They may be denominated in foreign or composite currencies, if specified in the pricing supplement.

- They will not be redeemable prior to maturity and will not be subject to a sinking fund, unless otherwise specified in the pricing supplement.

-   They may be issued in certificated or book-entry form.

Generally, we will not list the notes on any securities exchange. We may, however, from time to time do so.

INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3 TO READ ABOUT CERTAIN FACTORS YOU OUGHT TO CONSIDER BEFORE BUYING THE NOTES.

                 Price to Public            Agents' Commissions          Proceeds to Company
Per
  Note...             100%                      .125%-.750%                99.250%-99.875%
Total....        $10,898,150,000          $13,622,687-$81,736,125    $10,816,413,875-$10,884,527,313

We may offer the notes as follows:

- Through agents who have agreed to use reasonable efforts to solicit offers to purchase the notes. Unless otherwise specified in the pricing supplement, we will pay the agents commissions ranging from 0.125% to 0.750% of the principal amount of the notes offered.

- Through one or more agents purchasing the notes as principal and acting as underwriter or dealer. We will pay those agents an underwriting discount or commission to be negotiated at the time of sale.

- Directly to investors. We will not pay a discount or commission to any agent if we sell the notes directly to investors.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Chase Securities Inc.

      Credit Suisse First Boston

            Goldman, Sachs & Co.

                  Lehman Brothers

                        Merrill Lynch & Co.

                              Morgan Stanley Dean Witter

                                    Salomon Smith Barney

           The date of this prospectus supplement is October 6, 1999.

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

About this Prospectus Supplement;
  Pricing Supplements................        S-3

Risk Factors.........................        S-3

Description of the Notes.............        S-5

Certain United States Federal Income
  Tax Consequences...................       S-17

U.S. Holders.........................       S-18

Non-U.S. Holders.....................       S-23

Backup Withholding and Information
  Reporting..........................       S-24

Plan of Distribution.................       S-25

Legal Opinions.......................       S-26

Glossary.............................       S-26

PROSPECTUS

Summary..............................          2

Ratio of Earnings to Fixed Charges...          3

Where You Can Find More Information..          3

The Company..........................          4

Use of Proceeds......................          4

Description of the Debt Securities...          4

Plan of Distribution.................         13

Legal Opinions.......................         14

Experts..............................         14

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND THE APPLICABLE PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION AND IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION YOU SHOULD NOT RELY ON IT. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY PLACE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

    We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our Medium-Term Notes from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $10,898,150,000 or the equivalent in foreign or composite currencies. That amount will be reduced by the amount of any other securities issued under our shelf registration statement (No. 333-86615).

    This prospectus supplement sets forth terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

    Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement or prospectus will apply and will supersede that information in this prospectus supplement or prospectus.

    It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page 3 of the attached prospectus.

                                  RISK FACTORS

FOREIGN CURRENCY RISKS

    - Exchange Rates and Exchange Controls

    If you invest in notes that are denominated in a currency other than U.S. dollars, your investment will be subject to significant risks that are not associated with a similar investment in notes denominated in U.S. dollars. These risks include:

    - the possibility of significant changes in rates of exchange between U.S. dollars and the specified currency;

    - the possibility of significant changes in rates of exchange between U.S. dollars and the currency resulting from official redenomination of the currency; and

    - the possibility that the United States or any foreign government will impose or modify foreign exchange controls.

These risks generally depend on factors over which we have no control, such as economic and political events, and on the supply and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile. This volatility may continue in the future. Even if fluctuations have occurred in any particular exchange rate in the past, fluctuations may not occur in the rate during the term of any note denominated in the foreign currency. Depreciation of the currency specified for a note against the U.S. dollar would result in a decrease in the effective yield of that note below its coupon rate and, in certain circumstances, could result in a substantial loss to you on a U.S. dollar basis.

    Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency at the time of payment of amounts due on a note denominated in that currency. There can be no assurances that exchange controls will not restrict or prohibit payments in any designated currency. Even if there are no actual exchange controls, a currency may not be available to us when payments on the notes are due because of circumstances beyond our control.

    WE HAVE NOT DESCRIBED ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO, A CURRENCY OTHER THAN U.S. DOLLARS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS. THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT IF YOU HAVE NOT HAD PRIOR EXPERIENCE WITH FOREIGN CURRENCY TRANSACTIONS.

    The information set forth in this prospectus supplement is directed to prospective purchasers of notes who are United States residents. We are not advising prospective purchasers who are residents of countries other than the United States on any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, notes. These persons should consult their own advisors about those matters.

    If applicable, the pricing supplement will contain a description of any material exchange controls affecting the currency in which the notes are denominated, if other than U.S. dollars, and any other required information concerning such currency.

    - Payment Currency

    If payment on a note is required to be made in a currency other than U.S. dollars and that currency is unavailable due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the government of the country issuing that currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments on that note will be made in U.S. dollars until such currency is again available or used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the pricing supplement. Any payment on the note made under these circumstances in U.S. dollars will not constitute an event of default under the Indenture.

    - Foreign Currency Judgments

    The laws of the State of New York will govern the notes. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The Judiciary Law of the State of New York provides, for example, that a judgment granted in connection with an obligation denominated in a currency other than U.S. dollars will be granted in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange on the date of the entry of the judgment. However, a state court outside the State of New York may not follow the same rules and procedures on conversions of foreign currency judgments.

RISKS RELATING TO INDEXED NOTES

    An investment in indexed notes presents certain significant risks not associated with other types of securities. If we issue indexed notes, we will describe certain risks associated with any such particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase indexed notes. You really need to understand what your risks are before deciding to invest in these notes. We are therefore cautioning you strongly now about investing in these notes.

    The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you, or your tax adviser, should, in general, be competent and capable of independently evaluating the federal income tax consequences applicable in your particular circumstances of purchasing an indexed note. If you are not fully capable of doing so, you really shouldn't even be thinking of buying these notes.

    - Loss of Principal or Interest

    The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following, each of which is an index:

    - currencies, including baskets of currencies;

    - commodities, including baskets of commodities;

    - securities, including baskets of securities; or

    - any other index.

    The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in an indexed note and may receive no interest on the note.

    - Volatility

    Certain indices are highly volatile. The expected principal amount payable at maturity of, or the interest rate on, an indexed note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

    The volatility of an index may be affected by political, economic or other events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note. You need to keep all of this information in mind when deciding whether to purchase notes.

    - Availability and Composition of Indices

    Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to such index.

    An index may become unavailable due to such factors as war, natural disasters, pestilence, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such an index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

    Certain indexed notes are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed notes relating to them.

                            DESCRIPTION OF THE NOTES

GENERAL

    The following is a summary of important terms of the notes. A complete copy of the indenture under which the notes will be issued is filed an exhibit to the registration statement. The definitions of capitalized terms used in this prospectus supplement are provided in the Glossary beginning on page S-26.

    The notes will be "debt securities," as described in the attached prospectus and will constitute one series of debt securities issued under the indenture. They will have the same rank as all of our other debt securities.

    The notes are being offered on a continuing basis. Each note will mature on a Business Day nine months or more from its date of issue, as agreed between us and the purchaser. Unless otherwise specified in the pricing supplement, the notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

    The notes may bear interest at a fixed or floating rate. Interest on floating rate notes will be determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a spread or spread multiplier, if any. We may issue notes at prices less than their stated principal amount. Certain of such discounted notes will be considered original issue discount notes. Original issue discount notes may or may not bear periodic interest. Unless otherwise specified in the pricing supplement, the amount payable to the holder of an original issue discount note upon an acceleration of its maturity will equal its adjusted issue price. This amount will be less than the amount payable at maturity.

    Unless otherwise specified in the pricing supplement:

    - the notes will be denominated in U.S. dollars and payments of principal of and interest on the notes will be made in U.S. dollars, and

    - the authorized denominations of the notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess of $1,000.

    If specified in the pricing supplement, the amount of principal or interest on the notes may be determined by reference to an index.

    Each note will be issued in fully registered form without coupons. Each note will be issued initially either in certificated form or in global form and deposited with, or on behalf of, The Depository Trust Company, as depository. Notes issued in global form will be "book-entry notes". Beneficial interests in a book-entry note will be shown on, and transfers of those interests will be effected only through, records maintained by DTC or its participants. Except under limited circumstances, book-entry notes will not be issuable in certificated form. Payments of principal and interest on book-entry notes will be made to DTC or its nominee. Payments to beneficial owners of interests in book-entry notes will be made through DTC and its participants. See "Description of the Debt Securities-- Definitive Global Securities" in the attached prospectus.

    Certificated notes may be presented for registration of transfer or exchange at the corporate trust office of the security registrar for the debt securities, The Chase Manhattan Bank, located at 55 Water Street, Room 234, North Building, New York, New York 10041. Unless otherwise specified in the pricing supplement, regular interest payments on certificated notes will be payable by check to the person in whose name a certificated note is registered at the close of business on the applicable record date before each interest payment date. Interest payable on certificated notes at maturity, or upon earlier redemption or repayment of principal, will be payable to the person to whom principal is payable. At maturity, or upon earlier redemption or repayment, payments of principal and interest will be made only upon presentment of the certificated note to the paying agent.

    The U.S. dollar equivalent of the purchase price of a note having a designated currency other than U.S. dollars will be determined on the basis of the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the relevant currency on the issue date. This determination will be made by us or our agent, as exchange rate agent for the notes.

    The paying agent for the notes will initially be The Chase Manhattan Bank.

PAYMENT OF PRINCIPAL AND INTEREST PAYABLE IN A CURRENCY OTHER THAN U.S. DOLLARS

    The principal, premium and interest on each note are payable by us in the currency specified for that note. Generally, if the note requires payment in a currency other than U.S. dollars, we will convert all payments in respect of that note into U.S. dollars. The holder of the note may, however, elect to receive all payments on the note in the specified currency if the pricing supplement and the note so indicate, except under the circumstances described under "Foreign Currency Risks--Payment Currency" above. This election may be made by delivering a written notice to the trustee at least fifteen calendar days before the applicable payment date. The election will remain in effect until revoked by written notice to the trustee received at least fifteen calendar days before the applicable payment date.

    In the case of a note requiring payment in a currency other than U.S. dollars, the amount of any U.S. dollar payment on the note will be determined by the exchange rate agent. The determination will be based on the highest firm bid quotation expressed in U.S. dollars received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second Business Day before the applicable payment date, or, if no such rate is quoted on such date, the last date on which such rate was quoted. Quotes must be received from three recognized foreign exchange dealers in The City of New York selected by the exchange rate agent. If three quoting dealers are not available, then two dealers will be used. These dealers may include the agent and the exchange rate agent. The quotes must be based on the purchase by the quoting dealer, for settlement on the payment date, of the aggregate amount of the currency payable on the payment date for all notes denominated in that currency. All currency exchange costs will be borne by the registered holders of the notes by deductions from the payments. If no bid quotations are available, payment will be made in the specified currency, unless that currency is unavailable due to the imposition of exchange controls or to other circumstances beyond our control, in which case such payments will be made as described under "Foreign Currency Risks--Payment Currency" above.

PAYMENTS AT MATURITY

    Payments of principal and interest at maturity and upon redemption will be made in immediately available funds at the office of the paying agent at the Money Market Operations Department of The Chase Manhattan Bank, Corporate Trust Securities Window, 55 Water Street, Room 234, North Building, New York, NY 10041. The note must be presented at that office in sufficient time for the paying agent to make the payment under its usual procedures. The notes may also be presented at that office for registration of transfer and exchange.

INTEREST AND INTEREST RATES

    Unless otherwise specified in the pricing supplement, each note will accrue interest from and including its date of issue. The pricing supplement will designate whether a particular note bears interest at a fixed or floating rate. In the case of a floating rate note, the pricing supplement will also specify whether the note will bear interest based on the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate or on another interest rate basis we set forth in the pricing supplement.

    The rate of interest on floating rate notes will reset daily, weekly, monthly, quarterly, semi-annually or annually. The reset dates will be specified in the pricing supplement and on the face of each note. In addition, the pricing supplement will specify the spread or spread multiplier, if any, and the maximum interest rate or minimum interest rate, if any, applicable to each floating rate note. The pricing supplement relating to an offering of notes may also specify, to the extent applicable for each note:

    - the calculation agent,

    - Calculation Dates,

    - the Index Maturity,

    - the initial interest rate,

    - Interest Determination Dates,

    - interest payment dates, and

    - record dates.

    The interest rate on the notes will in no event be higher than the maximum rate permitted by applicable law. Under New York law as in effect on the date of this prospectus supplement, the maximum rate of interest is 25% per annum on a simple interest basis. This limit does not apply to notes in a principal amount of $2,500,000 or more.

    Interest on a note will be payable on the first interest payment date following its date of issue. However, if the date of a note's issue is on or after the record date for that interest payment date, interest will be payable beginning on the second interest payment date following the note's issue.

    If any interest payment date for any floating rate note, other than an interest payment date that is also the maturity date of that note, falls on a day that is not a Business Day or, in the case of a LIBOR note, a day that is not a LIBOR Business Day, that interest payment date will be postponed to the next day that is a Business Day or LIBOR Business Day, as the case may be and interest will continue to accrue. However, in the case of a LIBOR Note, if the next LIBOR Business Day is in the following calendar month, the interest payment date will be the preceding LIBOR Business Day. If the maturity date of any floating or fixed rate note or an interest payment date for any fixed rate note falls on a day that is not a Business Day or LIBOR Business Day, in the case of the maturity date of a LIBOR note, payment of principal, premium, if any, and interest for that note will be paid on the next Business Day or LIBOR Business Day, as the case may be. No interest on that payment will accrue from and after that maturity date or interest payment date.

FIXED RATE NOTES

    The pricing supplement relating to an offering of fixed rate notes will designate a fixed rate of interest per year payable on the notes. The rate of interest may be zero. Fixed rate notes may bear one or more annual rates of interest as specified in the pricing supplement. Unless otherwise specified in the pricing supplement:

    - the interest payment dates for fixed rate notes will be March 1 and September 1 of each year and upon maturity, or if applicable upon redemption;

    - the regular record dates for payment of interest will be February 15 and August 15 of each year; and

    - interest, if any, on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

    Unless otherwise specified in the pricing supplement, The Chase Manhattan Bank will be the calculation agent for the calculation of rates of interest payable on floating rate notes. Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date for that floating rate note.

    Unless otherwise specified in the pricing supplement:

    - the regular record date for payment of interest will be the fifteenth day before the day on which interest will be paid, whether or not such day is a Business Day or a LIBOR Business Day; and

    - each interest payment on any floating rate note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable interest payment date or the date of maturity, as the case may be.

    Accrued interest on a floating rate note will be calculated by multiplying the principal amount of the note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the pricing supplement, the interest factor for each day is computed by dividing the interest rate in effect on that day by:

    - the actual number of days in the year, in the case of Treasury Rate notes, or

    - 360, in the case of all other floating rate notes.

    The interest rate on a floating rate note in effect on any day will be:

    - if the day is a Interest Reset Date, the interest rate on the Interest Determination Date relating to that Interest Reset Date, or

    - if the day is not a Interest Reset Date, the interest rate on the Interest Determination Date relating to the preceding Interest Reset Date.

    The interest rate is subject to adjustment by a spread or a spread multiplier, if any, and to any maximum interest rate or minimum interest rate limitation. However, the interest rate in effect for the period from the date of issue to, but excluding, the first Interest Reset Date will be the initial interest rate specified in the pricing supplement.

    Except as otherwise specified in the pricing supplement, all percentages and decimals resulting from any calculation of interest on floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655) and
9.876544% (or .09876544) will be rounded to 9.87654% (or .0987654). All dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

CD RATE NOTES

    A CD Rate note will bear interest at an interest rate calculated with reference to the CD Rate and the spread or spread multiplier, if any, as specified in the CD Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "CDs (Secondary Market)".

    The following procedures will be followed if the CD Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the pricing supplement as set forth in H.15 Daily Update for that day for certificates of deposit having the Index Maturity specified in the pricing supplement under the caption "CDs (secondary market)".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing with a remaining maturity closest to the Index Maturity designated in the pricing supplement. The calculation agent, after consultation with us, will select the three dealers referred to above.

    - If fewer than three dealers are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that Interest Determination Date.

COMMERCIAL PAPER RATE NOTES

    A Commercial Paper Rate note will bear interest at an interest rate calculated with reference to the Commercial Paper Rate and the spread or spread multiplier, if any, as specified in the Commercial Paper Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Commercial Paper--Nonfinancial".

    The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency. The calculation agent, after consultation with us, will select the three dealers referred to above.

    - If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date.

FEDERAL FUNDS RATE NOTES

    Federal Funds Rate notes will bear interest at an interest rate calculated with reference to the Federal Funds Rate and the spread or spread multiplier, if any, as specified in the Federal Funds Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Federal Funds Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Federal Funds (Effective)".

    The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate on that Interest Determination Date, as published in H.15 Daily Update under the heading "Federal Funds (Effective)".

    - If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date. The calculation agent, after consultation with us, will select the three brokers referred to above.

    - If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

LIBOR NOTES

    A LIBOR note will bear interest at an interest rate, calculated with reference to LIBOR and the spread or spread multiplier, if any, as specified in the LIBOR note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the calculation agent will determine LIBOR as follows:

    On each Interest Determination Date:

    - If "LIBOR Telerate" is specified in the pricing supplement, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity specified in the pricing supplement, as that rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

    - If "LIBOR Reuters" is specified in the pricing supplement, LIBOR will be the average of the offered rates for deposits in the Index Currency having the Index Maturity specified in the pricing supplement, as those rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

    If neither LIBOR Reuters or LIBOR Telerate is specified, LIBOR Telerate will be used.

    If the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

    On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

    - LIBOR will be determined on the basis of the offered rates at which deposits in the Index Currency having the Index Maturity designated in the pricing supplement and in a principal amount equal to an amount of not less than U.S. $1 million that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The calculation agent will select the four banks after consultation with us and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

    - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in New York City at approximately 11:00 A.M., New York City time, on the Interest Determination Date for loans to leading European banks in the Index Currency having the Index Maturity designated in the pricing supplement and in a principal amount equal to an amount not less than U.S. $1 million that is representative for a single transaction in that market at that time. The calculation agent, after consultation with us, will select the three banks referred to above.

    - If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will be LIBOR in effect on the Interest Determination Date.

TREASURY RATE NOTES

    A Treasury Rate note will bear interest at an interest rate calculated with reference to the Treasury Rate and the spread or spread multiplier, if any, as specified in the Treasury Rate note and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "Treasury Rate" for any Interest Determination Date is the rate set at the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the pricing supplement, as that rate appears on either Telerate Page 56 or Telerate Page 57 under the heading "AVGE INVEST YIELD".

    The following procedures will be followed if the Treasury Rate cannot be determined as described above:

    - If the above rate is not published on Telerate Page 56 or Telerate Page 57 by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate, expressed as a Bond Equivalent Yield, as otherwise announced by the United States Department of the Treasury.

    - If the results of the most recent auction of Treasury bills having the Index Maturity designated in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held in a particular week, the Treasury Rate will be the Bond Equivalent Yield of the rate set forth in H.15(519) for that day opposite the Index Maturity under the caption "U.S. Government Securities/ Treasury Bills/Secondary Market".

    - If the above rate is not published in H.15(519) on the Calculation Date, the rate for that day will be the rate set forth in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, for that day for the Index Maturity under the caption "CDs (secondary market)".

    - If the above rate is not published in H.15(519), H.15 Daily Update or another recognized source, then the calculation agent will determine the Treasury Rate to be a yield to maturity, expressed as a Bond Equivalent Yield, of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers selected by the calculation agent after consultation with us for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement. If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date.

PRIME RATE NOTES

    A Prime Rate note will bear interest at an interest rate calculated with reference to the Prime Rate and the spread or spread multiplier, if any, as specified in the Prime Rate note and the pricing supplement.

    Unless otherwise specified in the note and the pricing supplement, the "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "Bank Prime Loan".

    The following procedures will be followed if the Prime Rate cannot be determined as described above:

    - If the above rate is not published in H.15(519) prior to 9:00 a.m., New York City time, on the Calculation Date, then the Prime Rate will be the rate on the Interest Determination Date as published in H.15 Daily Update opposite the caption "Bank Prime Loan".

    - If the above rate is not published in either H.15(519) or H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime

      1 as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

    - If fewer than four rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted, on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on the Interest Determination Date by four major banks in The City of New York selected by the calculation agent from a list approved by us.

    - If fewer than two rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates furnished by the appropriate number of substitute U.S. banks or trust companies in The City of New York that have a total equity capital of U.S. $500,000,000 or more and are subject to supervision or examination by federal or state authority. The calculation agent will select the banks or trust companies referred to above from a list approved by us.

    - If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

CMT RATE NOTES

    A CMT Rate note will bear interest at an interest rate calculated with reference to the CMT Rate and the spread or spread multiplier, if any, as specified in the CMT Rate notes and the pricing supplement.

    Unless otherwise specified in the pricing supplement, the "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the caption "... Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the Index Maturity specified in the pricing supplement for:

    - if the Designated CMT Telerate Page is 7051, such Interest Determination Date; or

    - if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs.

    The following procedures will be used if the CMT Rate cannot be determined as described above:

    - If the above rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

    - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate, or other United States Treasury rate, for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

    - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York selected by the calculation agent after consultation with us. The calculation agent will select five leading primary United States government securities dealers and will eliminate the highest and lowest quotations or, in the event of equality, one of the highest and lowest quotations, for the most recently issued direct noncallable fixed rate obligations of the United States with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

    - If the calculation agent cannot obtain three Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers in New York City, selected using the same method described above, for the most recently issued direct noncallable fixed rate obligations of the United States with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least U.S. $100 million.

    - If three or four but not five Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

    - If fewer than three leading primary United States government securities dealers selected by the calculation agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

AMORTIZING NOTES

    We may from time to time offer notes on which a portion or all of the principal amount is payable before the stated maturity in accordance with a schedule, by application of a formula or by reference to an index. These notes are referred to as "amortizing notes." Unless otherwise specified in the pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest and then to principal. Further information concerning additional terms and provisions of amortizing notes, including repayment information, will be specified in the pricing supplement.

INDEXED NOTES

    Notes may be issued from time to time as notes of which the principal, premium and/or interest will be determined with reference to specified currencies, currency units, commodities, stock, other securities, interest or other notes, financial or non-financial indices or other factors, in each case as set forth in the pricing supplement. These notes are referred to as "indexed notes." As we described earlier on pages S-4 and S-5, we think these notes are risky. Holders of indexed notes may receive a principal amount on maturity that is greater than or less than the face amount of the notes depending upon the relative value of the specified index. Information as to the method for determining the amount of principal, premium and/or interest payable in respect of indexed notes, certain historical information with respect to the specified index and material tax considerations will be set forth in the pricing supplement.

    WE AGAIN ARE WARNING YOU THAT AN INVESTMENT IN INDEXED NOTES ENTAILS SIGNIFICANT RISKS THAT ARE NOT ASSOCIATED WITH SIMILAR INVESTMENTS IN A CONVENTIONAL FIXED-RATE DEBT SECURITY. If the interest rate on a note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued at the same time, including the possibility that NO interest will be paid or that NEGATIVE interest will accrue. If the principal amount of a note is indexed, the principal amount payable at maturity may be less than the original purchase price of the note if allowed pursuant to the terms of the note, including the possibility that no principal will be paid. If the principal amount is used to offset accrued negative interest, the principal amount payable at maturity may be less than the original purchase price of the note if allowed pursuant to the terms of the note, including the possibility that no principal will be paid. The value of the applicable index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control. Additionally, if the formula used to determine the principal amount or interest payable with respect to these notes contains a multiple or leverage factor, the effect of any change in the applicable index will be increased. The historical experience of the relevant indices should not be taken as an indication of future performance of the indices during the term of any note. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN INDEXED NOTES. INDEXED NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO HAVE NOT HAD PRIOR EXPERIENCE WITH FOREIGN CURRENCY, CURRENCY UNIT, COMMODITIES, SECURITIES OR OTHER INDICES, OR ANY OTHER FORM OF INDEXED NOTES.

FLOATING RATE/FIXED RATE NOTES

    A note may be a floating rate note for a portion of its term and a fixed rate note for a portion of its term. In this event, the interest rate on the note will be determined as if it were a floating rate note and a fixed rate note for each specified period, as shall be set out in the pricing supplement.

OTHER PROVISIONS

    Any provisions with respect to a note, including the specification and determination of one or more interest rate bases, the calculation of the interest and/or principal payable on the note, any redemption, extension or repayment provisions, or any other provisions relating to a note, may be modified or supplemented to the extent not inconsistent with the terms of the indenture, so long as the provisions are specified in the note and in the pricing supplement.

BOOK-ENTRY NOTES

    Book-entry notes of any series will be issued in the form of one or more registered global notes that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of DTC's nominee. The global note may not be transferred except as a whole to another nominee of DTC or to a successor depositary or its nominee.

    Upon the issuance of the global note, DTC will credit, on its book-entry registration and transfer system, the principal amount of the notes represented by the global note to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as "participants." The accounts to be credited will be designated by the agents, or by us if we sell the notes directly. Owners of beneficial interests in the global note that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the notes by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in the global note to pledge notes to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the notes, may be limited. In addition, the laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser's ability to transfer beneficial interests in the global note.

    So long as DTC, or its nominee, is the registered owner of a global note, DTC or nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Generally, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture.

    Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of the global note. Neither us, the trustee, any paying agent or the note registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such participants. Owners of beneficial interests in the global note that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

    If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue notes in definitive registered form in exchange for the global note. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the notes represented by the global note and, in such event, we will issue notes in definitive registered form in exchange for the global note. In either instance, an owner of a beneficial interest in the global note will be entitled to have notes equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the notes in definitive form.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REDEMPTION AND REPURCHASE

    If applicable, the pricing supplement will indicate the terms on which the notes will be redeemable at our option. Unless otherwise specified in the pricing supplement, notice of redemption will be provided by mailing a notice of redemption to each holder at least 30 days and not more than 60 days before the date fixed for redemption. If not all the notes having the same terms are to be redeemed, the notes to be redeemed shall be selected by the trustee by a method as the trustee deems fair and appropriate. Unless otherwise specified in the pricing supplement, the notes will not be subject to any sinking fund.

    We may at any time repurchase notes at any price in the open market or otherwise. Notes purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

REPAYMENT AT OPTION OF HOLDER

    If applicable, the pricing supplement will indicate that the note will be repayable at the holder's option on a date or dates prior to maturity, and at a price or prices, set forth in the pricing supplement, together with accrued interest to the date of repayment.

    In order for a note to be repaid, the trustee must receive at least 30 days but not more than 45 days prior to the repayment date:

1.  appropriate wire instructions and

2.  either

    a. the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed, or

    b. a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States setting forth:

        - the name of the holder of the note,

        - the principal amount of the note,

        - the portion of the principal amount of the note to be repaid,

        - the certificate number or a description of the tenor and terms of the note,

        - a statement that the option to elect repayment is being exercised, and

        - a guarantee that the note to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed will be received by the trustee within five Business Days. The note and form duly completed must actually be received by the trustee by the fifth Business Day.

    Exercise of the repayment option by the holder of a note shall be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any note will be permitted after exercise of a repayment option. If a note is to be repaid in part, no transfer or exchange of the portion of the note to be repaid will be permitted after exercise of a repayment option. All questions as to the validity, eligibility, including time of receipt, and acceptance of any note for repayment will be determined by us and our determination will be final, binding and non-appealable.

    If a note is represented by a global note, DTC's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular note, the beneficial owner of such note must instruct the broker or other direct or indirect participant through which it holds an interest in such note to notify DTC of its desire to exercise a right to repayment. Different firms have different cutoff times for accepting instructions from their customers. Accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cutoff time by which an instruction must be given in order for timely notice to be delivered to DTC.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. Generally, this summary deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as part of a hedging, constructive sale, conversion or other integrated transaction or a straddle or to holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. Any special United

States federal tax considerations relevant to a particular issue of the notes will be provided in the pricing supplement. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

                                  U.S. HOLDERS

PAYMENTS OF INTEREST

    Except as set forth below, interest on a note will generally be taxable to a U.S. holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for tax purposes. As used in this prospectus supplement, a "U.S. holder" means a beneficial owner of a note that is:

-  a citizen or resident of the United States,

- a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States,

- an estate the income of which is subject to United States federal income taxation regardless of its source or

- a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Internal Revenue Code.

A "non-U.S. holder" is a holder that is not a U.S. holder.

ORIGINAL ISSUE DISCOUNT

    U.S. holders of notes issued with original issue discount will be subject to special tax accounting rules, as described in greater detail below. Original issue discount is referred to herein as "OID". U.S. holders of those notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, U.S. holders of those notes generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest. Notes issued with OID will be referred to as "original issue discount notes." Notice will be given in the pricing supplement when we determine that a particular note will be an original issue discount note.

    This summary is based upon final Treasury regulations addressing debt instruments with OID. A note with an "issue price" that is less than its stated redemption price at maturity generally will be issued with original issue discount if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The stated redemption price at maturity is equal to the sum of all payments to be made on the note other than "qualified stated interest". The "issue price" of each note in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. This calculation will not include any sales to an underwriter, placement agent or wholesaler. The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, at least annually during the entire term of the note at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

    In the case of a note issued with DE MINIMIS OID, the U.S. holder generally must include the DE MINIMIS OID (other than DE MINIMIS OID treated as qualified stated interest) in income as stated principal payments on the notes are made in proportion to the amount paid. A note will have DE MINIMIS OID if it is issued with a discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. Any amount of DE MINIMIS OID that has been included in income generally will be treated as capital gain.

    Certain notes may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at the holder's option. Original issue discount notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. Persons considering the purchase of original issue discount notes with those features should carefully examine the pricing supplement and should consult their own tax advisors with respect to those features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the notes.

    U.S. holders of original issue discount notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in this paragraph. The amount of OID includible in income by the initial U.S. holder of an original issue discount note is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of the taxable year in which that U.S. holder held such note. This amount is referred to as "accrued OID." The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an original issue discount note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

    - the product of the note's adjusted issue price at the beginning of the accrual period and its yield to maturity. This is determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period.

over

    - the aggregate of all qualified stated interest allocable to the accrual period.

    OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. For purposes of this calculation, the amount payable at maturity will not include payments of qualified stated interest. Special rules apply for calculating OID for an initial short accrual period.

    The "adjusted issue price" of a note at the beginning of any accrual period generally is equal to its issue price:

    - increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and

    - reduced by any payments made on the note, other than qualified stated interest, on or before the first day of the accrual period.

Under these rules, a U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

    In the case of an original issue discount note that is a floating rate note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the note will bear interest in all periods at a fixed rate generally equal to:

    - the rate that would be applicable to interest payments on the note on its date of issue, or

    - the rate that reflects the yield to maturity that is reasonably expected for the note.

Additional rules may apply if interest on a floating rate note is based on more than one interest index. Persons considering the purchase of floating rate notes should carefully examine the pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of those notes.

    U.S. holders may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes each of the following, as adjusted by any amortizable bond premium or acquisition premium:

    - stated interest,

    - acquisition discount,

    - OID,

    - DE MINIMIS OID,

    - market discount,

    - DE MINIMIS market discount and

    - unstated interest.

The election is to be made for the taxable year in which the U.S. holder acquired the note, and may not be revoked without the consent of the IRS. U.S. holders should consult with their own tax advisors about this election.

    Treasury Regulations contain aggregation rules stating that in certain circumstances if more than one type of note is issued as part of the same issuance of securities to a single holder, some or all of such notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related pricing supplement, we do not expect to treat any of the notes as being subject to the aggregation rules for purposes of computing original issue discount.

SHORT-TERM NOTES

    Notes having a term of one year or less are referred to as "short-term notes." In the case of short-term notes, all payments, including all stated interest will be included in the stated redemption price at maturity, will not be qualified stated interest and, thus, U.S. holders will generally be taxed on the discount in lieu of stated interest. The discount will be equal to the excess of the total of all payments due on the note over the issue price of the note, unless the U.S. holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. holders of short-term notes are not required to include accrued discount in their income currently unless they elect to do so. They may, however, be required to include stated interest in income as the income is received. U.S. holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. holders are required to accrue discount on these short-term notes as ordinary income on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the short-term note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a U.S. holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the U.S. holder's interest expense with respect to any indebtedness attributable to the notes.

MARKET DISCOUNT

    An investor may purchase:

    - an original issue discount note for an amount that is less than its adjusted issue price, or

    - any other note for an amount that is less than its stated redemption price at maturity.

If a U.S. holder purchases this type of note (other than short-term notes), the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified DE MINIMIS amount. Under the market discount rules, a U.S. holder will be required to treat any principal payment (or, in the case of original issue discount notes, any payment, other than qualified stated interest), on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount which has not previously been included in income (pursuant to an election by the holder to include such market discount in income as it accrues) and is treated as having accrued on the note at the time of its payment or disposition. In addition, the U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, or a nonrecognition transaction other than as provided in Code Section 1276(c) and (d) (but only to the extent of any gain recognized in such transaction), the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. holder elects to accrue on a constant interest method. A U.S. holder of a note may elect to include market discount in income currently as it accrues on either a ratable or constant interest method. However, in that case, the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE PREMIUM

    A U.S. holder that purchases an original issue discount note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased that note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which the U.S. holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

    A U.S. holder that purchases a Note for an amount in excess of the sum of all amounts payable on the note after the purchase date other than qualified stated interest will be considered to have purchased the note at a "premium". If the note purchased is an original issue discount note, that U.S. holder will not be required to include any OID in income. A U.S. holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under the U.S. holder's regular accounting method. A U.S. holder who elects to amortize premium must reduce his tax basis in the note by the amount of the premium amortized in any year.

    Bond premium on a note held by a U.S. holder that does not make an election to amortize the premium will decrease the gain or increase the loss otherwise recognized on disposition of the note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

    A U.S. holder's tax basis in a note will, in general, be the U.S. holder's cost for that note, increased by OID, market discount or any discount with respect to a short-term note previously included in income by the U.S. holder and reduced by any amortized premium and any cash payments on the note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the adjusted tax basis of the note. For purposes of this calculation, the amount realized upon the disposition will be reduced by any accrued qualified stated interest, which will be taxable as such. Except as described above with respect to certain short-term notes or with respect to market discount and as described below with respect to Foreign Currency Notes, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

FOREIGN CURRENCY NOTES

    INTEREST PAYMENTS. If an interest payment is denominated in or determined by reference to a foreign currency, the amount of income recognized by a cash basis U.S. holder with respect to a Foreign Currency Note (other than an original issue discount note on which OID is accrued on a current basis (except to the extent any qualified stated interest is received) or a note on which market discount is currently accrued) will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

    Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest payment in accordance with either of two methods.

    Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period. If the accrual period spans two taxable years, this calculation will be based on the rate in effect during the partial period within the taxable year. Upon receipt of an interest payment determined by reference to a foreign currency, an accrual basis U.S. holder will recognize ordinary income or loss measured by the difference between such average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. These rules will also apply to a payment attributable to accrued but unpaid interest upon the sale or retirement of a note.

    Under the second method, an accrual basis U.S. holder may elect to translate interest income into U.S. dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest is actually received within 5 business days of the last day of the accrual period or taxable year, an accrual basis U.S. holder applying the second method may instead translate such accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt. In this case, no exchange gain or loss will result. Any election to apply the second method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and may not be revoked without the consent of the IRS.

    EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS. Foreign currency received as interest on a note or on the sale or retirement of a note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement, as the case may be. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency, including its use to purchase notes or upon exchange for U.S. dollars, will be ordinary income or loss.

    FOREIGN CURRENCY DISCOUNT NOTES. OID for any accrual period on an original issue discount note that is denominated in a foreign currency will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder. Upon receipt of an amount attributable to original issue discount, whether in connection with a payment of interest or the sale or retirement of a note, a U.S. holder may recognize ordinary income or loss.

    AMORTIZABLE BOND PREMIUM. In the case of a note that is denominated in a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency (if the U.S. holder has elected to amortize the premium as discussed above in "Acquisition Premium; Amortizable Premium"). At the time amortized bond premium offsets interest income, a U.S. holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the notes.

    MARKET DISCOUNT. Market discount is determined in units of the foreign currency. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a note is translated into U.S. dollars at the exchange rate on the maturity or the disposition date, as the case may be. No part of this amount is treated as exchange gain or loss. Accrued market discount currently includible in income by an electing U.S. holder is translated into U.S. dollars at the average exchange rate for the accrual period or the partial accrual period during which the U.S. holder held the note. Exchange gain or loss is determined on maturity or disposition of the note in the manner described above under "Foreign Currency Notes--Interest Payments" with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

    EXCHANGE GAIN OR LOSS. Gain or loss recognized by a U.S. holder on the sale or retirement of a note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

INDEXED NOTES

    If applicable, the pricing supplement will contain a discussion of any special United States Federal income tax rules with respect to currency indexed notes or other indexed notes.

                                NON-U.S. HOLDERS

    Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

1. no withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of principal and premium on a note owned by a non-U.S. holder. No withholding of United States federal income tax will be required with respect to the payment by us or any paying agent of interest, including OID, on a note owned by a non-U.S. holder if the requirements of the "portfolio interest" exception are satisfied. These requirements are satisfied if:

     a. the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the regulations thereunder,

     b. the beneficial owner is not a controlled foreign corporation that is related to us through stock ownership,

     c. the beneficial owner is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Internal Revenue Code, and

     d. the beneficial owner satisfies the statement requirement set forth in section 871(h) and section 881(c) of the Internal Revenue Code and the regulations thereunder;

2. except as discussed below, no withholding of United States federal income tax will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange or other disposition of a note; and

3. a note beneficially owned by an individual who at the time of death is a non-U.S. holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and provided that the interest payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

    To satisfy the requirement referred to in 1(d) above, the beneficial owner of a note, or a financial institution holding the note on behalf of that owner, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that the beneficial owner is not a U.S. holder. Pursuant to current temporary Treasury regulations, these requirements will be met if:

    - the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or

    - a financial institution holding the note on behalf of the beneficial owner certifies, under penalties of perjury, that the above statement has been received by it and furnishes a paying agent with a copy of the statement.

Under recently finalized Treasury regulations, the statement requirement referred to above may be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

    If a non-U.S. holder cannot satisfy the requirements of the "portfolio interest" exception described in paragraph 1 above, payments of premium, if any, and interest, including OID, made to that non-U.S. holder will be subject to a 30% withholding tax unless the beneficial owner of the note provides us or our paying agent, as the case may be, with a properly executed:

    - IRS Form 1001 or successor form claiming an exemption from or reduced rate of withholding under the benefit of a tax treaty or

    - IRS Form 4224 or successor form stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

Under the recently finalized Treasury regulations, non-U.S. holders will generally be required for interest paid after December 31, 2000 to provide IRS Form W-8-BEN in lieu of IRS Form W-8 and 1001, and IRS Form W-8 ECI in lieu of IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If a non-U.S. holder is engaged in a trade or business in the United States and premium, if any, or interest, including OID, on the note is effectively connected with the conduct of that trade or business, the non-U.S. holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on that income on a net income basis in the same manner as if it were a U.S. holder. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, the premium, if any, and interest, including OID, on a note, and any gain recognized on the sale, exchange or other disposition of a note, will be included in that foreign corporation's earnings and profits.

    Any gain or income realized by a non-U.S. holder upon the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax, unless:

    - that gain or income is effectively connected with a trade or business in the United States of the non-U.S. holder (in which case such non-U.S. holder will be taxed as if it were a U.S. holder), or

    - in the case of a non-U.S. holder who is an individual, that individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and certain other conditions are met (in which case such gain will generally be subject to a 30 percent tax).

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

    In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on notes and to the proceeds of sale of a note made to U.S. holders other than certain exempt recipients, such as corporations. A 31% backup withholding tax will apply to those payments if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

    No information reporting or backup withholding will be required with respect to payments made by us or any paying agent to non-U.S. holders if a statement satisfying the requirements of 1(d) under "Non-U.S. Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

    In addition, backup withholding and information reporting may apply to the proceeds of the sale of a note within the United States or conducted through certain U.S. related financial intermediaries unless the statement satisfying the requirements of 1(d) under "Non-U.S. Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

    Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption and the procedure for obtaining an exemption, if available. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    We may sell the notes:

    - through agents,

    - through underwriters or dealers, or

    - directly to purchasers.

DISTRIBUTION THROUGH AGENTS

    We may sell the notes on a continuing basis through agents that become parties to an agency agreement, a form of which is filed as an exhibit to the registration statement. Each agent's obligations are separate and several from those of any other agent. Each agent will use reasonable efforts when requested by us to solicit purchases of the notes.

    We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of notes through it.

    We will pay each agent a commission to be negotiated at the time of sale. Unless otherwise specified in the pricing supplement, the commission may range from .125% to .750% of the principal amount of each note sold through that agent, depending on its stated maturity.

    As of the date of this prospectus supplement, the agents include Chase Securities Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc.

DISTRIBUTION THROUGH UNDERWRITERS

    We may also sell notes to any agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

    The agents may sell any notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the agent from us. Unless otherwise specified in the pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of that note less a percentage ranging from .125% to .750% of that principal amount, depending upon the note's stated maturity. The notes may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the notes may be resold to certain dealers as described above. After the initial public offering of any notes, the public offering price and discount may be changed.

DIRECT SALES

    We may sell notes directly to investors, without the involvement of any agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

    The name of any agents or other persons through which we sell any notes, as well as any commissions or discounts payable to those agents or other persons, will be set forth in the pricing supplement.

    Any agent, underwriter or dealer that participates in the offering of the notes may be an "underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify each agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

    We may replace the agents or appoint additional agents in connection with the offering of the notes from time to time.

    The notes will not be listed on any securities exchange. The agents have advised us that they may from time to time purchase and sell the notes in the secondary market. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

    The agents, as well as other agents to or through which we may sell notes, and their affiliates may engage in transactions with us and perform services for us in the ordinary course of business. The Chase Manhattan Bank, the trustee, is an affiliate of Chase Securities Inc., one of the agents.

    In connection with certain offerings of the notes, the agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the agents. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

    Opinions regarding the validity of the notes being offered will be issued for us by John J. Shay, Jr., Vice President, General Counsel and Secretary of the Company, and for the agents by Davis Polk & Wardwell, New York, New York. Mr. Shay, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of our parent company, IBM.

    In the opinions described above, assumptions will be made regarding future action required to be taken by us and the appropriate trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters which may affect the validity of those notes but which cannot be ascertained on the date of the relevant opinion.

                                    GLOSSARY

    Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula:

                             DXN
Bond Equivalent Yield =  -----------   X 100
                          360-(DXM)

where "D" refers to the annual rate for Treasury bills, quoted on a bank discount basis and expressed as a decimal, "N" refers to the actual number of days in the year for which interest is being calculated, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    "Business Day" means, unless otherwise specified in the pricing supplement, any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

    "Calculation Date" means, with respect to any Interest Determination Date, the date on which the calculation agent is to calculate an interest rate for a floating rate note. Unless otherwise specified in the note and the pricing supplement, the Calculation Date pertaining to an Interest Determination Date for a floating rate note will be the first to occur of:

    - the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or

    - the Business Day preceding the applicable interest payment date or date of maturity, redemption or repayment, of that note, as the case may be. However, LIBOR will be calculated on the Interest Determination Date.

    "Designated CMT Telerate Page" means the display on the Bridge Telerate Inc., or any successor service, on the page specified in the pricing supplement, or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no page is specified, page 7052.

    "Designated LIBOR Page" means (a) if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service, or a successor nominated as the information vendor, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the pricing supplement, the display on the Bridge Telerate Inc., or a successor nominated as the information vendor, for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified.

    "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

    "Index Currency" means the currency, including composite currencies, specified in the pricing supplement as the currency for which LIBOR shall be calculated. If no currency is specified, the Index Currency will be U.S. dollars.

    "Index Maturity" means the period of time designated as the representative maturity of the certificates of deposit, the commercial paper, the Index Currency or the Treasury bills, respectively, by reference to transactions in which the CD Rate, the Commercial Paper Rate, LIBOR, the Treasury Rate and the CMT Rate, respectively, are to be calculated, as set forth in the pricing supplement.

    "Interest Determination Date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following Interest Reset Date and calculated on the related Calculation Date. However, LIBOR will be calculated on the Interest Determination Date. Unless otherwise specified in the pricing supplement:

    - the Interest Determination Date pertaining to an Interest Reset Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, Prime Rate Note or CMT Rate Note will be the second Business Day preceding that Interest Reset Date;

    - the Interest Determination Date pertaining to a Interest Reset Date for a LIBOR Note will be the second business day in London preceding that Interest Reset Date. A business day in London will be any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market; and

    - the Interest Determination Date pertaining to a Interest Reset Date for a Treasury Rate Note will be the day of the week during which that Interest Reset Date falls on which Treasury bills of the Index Maturity designated in the pricing supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the following week.

    "Interest Reset Date" means the date on which a floating rate note will begin to bear interest at the interest rate determined as of any Interest Determination Date. Unless otherwise specified in the applicable note and pricing supplement, the Interest Reset Dates will be:

    - in the case of floating rate notes that reset daily, each Business Day;

    - in the case of floating rate notes, other than Treasury Rate notes, that reset weekly, Wednesday of each week;

    - in the case of Treasury Rate notes that reset weekly, Tuesday of each week;

    - in the case of floating rate notes that reset monthly, the third Wednesday of each month;

    - in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

    - in the case of floating rates notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

    - in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If a Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, or, in the case of a LIBOR note, a day that is not a LIBOR Business Day, that Interest Reset Date will be postponed to the next Business Day or LIBOR Business Day, as the case may be. However, in the case of a LIBOR note, if that LIBOR Business Day is in the following calendar month, that Interest Reset Date will be the preceding LIBOR Business Day. If a Treasury bill auction, as described in the definition of "Interest Determination Date," will be held on any day that would otherwise be a Interest Reset Date for a Treasury Rate note, then that Interest Reset Date will instead be the Business Day immediately following that auction date.

    "LIBOR" means London Inter-Bank Offered Rates.

    "LIBOR Business Day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

    "Money Market Yield" means a yield calculated in accordance with the following formula:

                          DX360
Money Market Yield =   -----------   X 100
                        360-(DXM)

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    "Reuters Screen US Prime 1 Page" means the display on the Reuters Monitor Money Rates Service on the page designated as "US Prime 1," or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    "Telerate Page 56" and "Telerate Page 57" mean the displays designated on Bridge Telerate, Inc. as Page 56 or Page 57, or any page that replaces either Page 56 or Page 57 on that service, or another service that is nominated as the information vendor, for the purpose of displaying Treasury bill auction rates.

    PROSPECTUS

                             IBM CREDIT CORPORATION
                               NORTH CASTLE DRIVE
                          ARMONK, NEW YORK 10504-1785
                                 (914) 765-6100

                                $10,898,150,000

                                DEBT SECURITIES

                                ----------------

WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

    These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 6, 1999.

    THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            -----
Prospectus Summary.....................................................................           2
Ratio of Earnings to Fixed Charges.....................................................           3
Where You Can Find More Information....................................................           3
The Company............................................................................           4
Use of Proceeds........................................................................           4
Description of the Debt Securities.....................................................           4
Plan of Distribution...................................................................          13
Legal Opinions.........................................................................          14
Experts................................................................................          14

                             IBM CREDIT CORPORATION

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF OUR DEBT SECURITIES, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT WITH THE ATTACHED PROSPECTUS SUPPLEMENT. TOGETHER, THESE DOCUMENTS WILL GIVE THE SPECIFIC TERMS OF THE SECURITIES WE ARE OFFERING. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS FOR INFORMATION ON OUR COMPANY AND OUR FINANCIAL STATEMENTS. CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROSPECTUS.

THE DEBT SECURITIES WE MAY OFFER

    This prospectus is part of a registration statement (No. 333-86615) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $10,898,150,000 of our debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide you with a prospectus supplement and, where applicable, a pricing supplement, that will describe the specific amounts, prices and terms of the debt securities we offer. The prospectus supplement and the pricing supplements may also add, update or change information contained in this prospectus.

    The debt securities we may offer are unsecured general obligations of our company. We will refer to these obligations simply as the "debt securities". The debt securities will have the same rank as all of our other unsecured, unsubordinated debt.

    The debt securities will be issued under an indenture between us and The Chase Manhattan Bank. The Chase Manhattan Bank is the trustee under the indenture. The indenture is a very detailed contract between us and The Chase Manhattan Bank. We have summarized general features of the debt securities from the indenture. We encourage you to read our indenture, which is an exhibit to the registration statement. We also encourage you to read our periodic and current reports, which we file with the SEC.

GENERAL INDENTURE PROVISIONS THAT APPLY TO OUR DEBT SECURITIES

    The indenture does not limit the amount of debt that we may issue. We may also issue as many distinct series of debt securities under the indenture as we wish.
    The indenture limits our ability to enter into debt secured by liens on certain of our property without also securing the debt securities we offer here, unless the total amount of our secured debt does not exceed 10% of our Consolidated Net Tangible Assets.

    The indenture also limits our ability to consolidate, merge, or otherwise transfer our properties and assets to other companies. But we can consolidate, merge, or transfer our properties and assets, if the company we consolidate, merge or transfer our properties and assets to is a company of which IBM, our parent, owns all of the voting stock. Also, the company into which we consolidate, merge or transfer our properties will be substituted for us under the indenture.

    The indenture provides that holders of a majority of the outstanding principal amount of any series of debt securities may vote to change our obligations, or your rights, under that series. However, to change the amount or timing of principal, interest or other payments under the debt securities, every holder in the series must consent.

    We may discharge our obligations under the indenture relating to the debt securities by depositing with the trustee sufficient funds or government obligations to pay those debt securities when due.

    EVENTS OF DEFAULT. Our indenture provides that the following are events of default:

    - If we do not pay interest for 30 days after its due date.

    - If we do not pay principal or premium when due.

    - If we do not deposit any sinking fund payment when due.

    - If we continue to breach a covenant for 90 days after notice.

    - If we enter bankruptcy or become insolvent.

    - Any other event of default to which we agree for a series of debt securities.

    If an event of default occurs under any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount can rescind this action.

RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for each of the periods indicated are as follows:

                             SIX MONTHS
                               ENDED
                              JUNE 30                        YEAR ENDED DECEMBER 31,
                            -----------       -----------------------------------------------------
                          1999       1998       1998       1997       1996       1995       1994
                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to
  fixed charges.......       2.15       1.78       1.83       1.83       2.02       1.96       2.34

    We compute the ratio of earnings to fixed charges by dividing earnings, which includes income before taxes and fixed charges, by fixed charges. We exclude from this calculation the effects of accounting changes which have been made over time. "Fixed charges" consist of interest on debt and a portion of rentals we determine to represent interest.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC's web site at (http://www.sec.gov).

    The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.

    We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

    - Current Reports on Form 8-K, filed on January 25, 1999, April 29, 1999, and July 21, 1999.

    You may also request a copy of these filings at no cost, by contacting us at the following address:

                    Manager of External Financial Reporting
                             IBM Credit Corporation
                               North Castle Drive
                             Armonk, New York 10504
                                 (914) 765-1900

    You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or pricing supplement is accurate as of any date other than the date on the front of those documents.

    We also have an Internet website on the world wide web, which contains general information about our company. Please understand that we are NOT incorporating by reference any of the information on that website. Therefore, do not consider our website, or any of its contents, as part of this prospectus.

                                  THE COMPANY

    IBM Credit Corporation (the company) was incorporated in Delaware on March 4, 1981. Our principal business is to finance IBM products and services. All of our outstanding capital stock is owned by International Business Machines Corporation (IBM), a New York corporation. In addition to financing the purchase and lease of IBM products and related products and services by customers of IBM in the United States, we also finance inventory and accounts receivable for dealers and remarketers of IBM and non-IBM products and services.

OUR SUPPORT AGREEMENT WITH IBM

    We have a support agreement in place with IBM. We've described important provisions from this agreement here:

    - IBM has agreed with us to hold 100 percent of our voting capital stock.

    - IBM also agreed with us that it will not pledge or encumber our stock nor will it dispose of our stock unless it is required to do so under a court decree or other order of a governmental authority that IBM's legal counsel believes may not be successfully challenged.

    - IBM has also agreed to cause us to have a tangible net worth of at least $1.00 at all times.

    - We've agreed that the support agreement is NOT a guarantee by IBM of the payment of our liabilities, debt, or other obligations of any kind.

    - Finally, our support agreement with IBM can't be modified, amended or terminated while there is any debt of the company outstanding unless all the debt holders have consented in writing.

                                USE OF PROCEEDS

    Unless we otherwise specify in a prospectus supplement, the net proceeds we receive from the sale of the debt securities offered under this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our affiliates and business partners, or the financing of our business expansion. The net proceeds may also be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the debt securities sets forth general terms that apply to the debt securities. The particular terms of any debt securities will be described more specifically in each prospectus supplement (and pricing supplement, where applicable) relating to those debt securities.

    The debt securities will be issued under an indenture dated as of January 15, 1989, as supplemented on April 29, 1997, between us and The Chase Manhattan Bank, as trustee. We will be referring to this indenture in this prospectus simply as the "indenture".

    We are summarizing the indenture below. Since this is only a summary, it does not contain all of the information which may be important to you. A copy of the entire indenture is an exhibit to the registration statement of which this prospectus is a part. When we make parenthetical section references in this prospectus, those are references to sections of the indenture. We incorporate the entire indenture by reference, and encourage you to read the indenture.

GENERAL

    The indenture does not limit the amount of debt securities that we may issue. It also does not limit the number of series of debt securities we may issue. The indenture provides that debt securities may be issued up to the principal amount which is authorized by our company from time to time. The debt securities we issue under the indenture will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt.

    The debt securities can be issued in one or more separate series. The prospectus supplement relating to the particular series of debt securities being offered will describe more specifically the amounts, prices and terms of those debt securities. These terms may include:

    - the title of the debt securities;

    - any limit upon the aggregate principal amount of the debt securities;

    - the maturity date or dates, or the method of determining the maturity dates;

    - the interest rate or rates, or the method of determining those rates;

    - the interest payment dates and, for debt securities in registered form, the regular record dates;

    - the places where payments may be made;

    - any mandatory or optional redemption provisions;

    - any sinking fund or similar provisions;

    - any conversion or exchange provisions;

    - any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

    - the portion of principal amount of the debt security payable upon an acceleration of its maturity if other than the full principal amount;

    - any deletions of, or changes or additions to, the events of default or covenants;

    - if other than U.S. dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

    - the method of determining the amount of any payments on the debt securities which are linked to an index;

    - whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

    - whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons for any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts; and

    - any other specific terms of the debt securities. (Sections 202 and 301)

    Unless we otherwise specify in a prospectus supplement:

    - the debt securities will be registered debt securities;

    - the registered debt securities denominated in U.S. dollars and will be issued in denominations of $1,000 or an integral multiple of $1,000; and

    - bearer debt securities denominated in U.S. dollars will be issued in denominations of $5,000. (Section 401)

    If any of the debt securities are sold for any foreign currency or currency unit, or if any payments on the debt securities are payable in any foreign currency or currency unit, we will describe, in the prospectus supplement, the applicable restrictions, elections, tax consequences, specific terms and other information for the debt securities and the foreign currency or currency unit.

    Debt securities may bear appropriate legends, as required by United States Federal tax and securities laws, rules and regulations.

    Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these original discount debt securities, the prospectus supplement will describe special tax, accounting or other information relating to these securities.

EXCHANGE, REGISTRATION AND TRANSFER

    Debt securities may be transferred or exchanged at the corporate trust office of the security registrar or at any other office or agency which is maintained for these purposes. No service charge will be payable upon the transfer or exchange, except for any applicable tax or governmental charge. (Section 404)

    Our designated security registrar in the United States is The Chase Manhattan Bank. It maintains an office located at 450 West 33rd Street, New York, New York 10001.

    If debt securities are issuable in both registered and bearer form, the bearer securities will be exchangeable for registered securities. If a bearer security with related coupons is surrendered in exchange for a registered security between a record date and the date set for the payment of interest, the bearer security will be surrendered without the coupon that relates to that interest payment. That interest payment will be made only to the holder of the coupon when due.

    In the event any series of debt securities is redeemed, we will not be required to:

    - issue, register the transfer of, or exchange, debt securities of any series between the opening of business 15 business days before any selection of debt securities of that series to be redeemed and the close of business on:

        - the day of mailing of the relevant notice of redemption, if the debt securities are issuable only in registered form,

        - the day of the first publication of the relevant notice of redemption, if the debt securities are issuable in bearer form, or,

        - the day of mailing of the relevant notice of redemption, if the debt securities are issuable in bearer and registered form, and there is no publication;

    - register the transfer of, or exchange, any registered security selected for redemption, in whole or in part, except the unredeemed portion of any registered security being redeemed in part; or

    - exchange any bearer security selected for redemption, except to exchange it for a registered security which is simultaneously surrendered for redemption. (Section 404)

PAYMENT AND PAYING AGENT

    We will pay principal, interest and any premium on fully registered securities in the designated currency or currency unit at the office of the paying agent. Payment of interest on fully registered securities may be made by check mailed to the persons in whose names the debt securities are registered on the days specified in the indenture or any prospectus supplement. (Sections 406 and 410)

    We will pay principal, interest and any premium on bearer securities in the designated currency or currency unit at the office of the paying agent or agents outside of the United States. Payments will be made at the offices of the paying agent in the United States only if the designated currency is U.S. dollars and payment outside of the United States is illegal or effectively precluded. (Sections 410 and 1102)

    If any amount payable on any debt security or coupon remains unclaimed at the end of two years after the amount became due and payable, the paying agent will release any unclaimed amounts to us. (Section 1103)

    Our paying agent in the United States for the debt securities is The Chase Manhattan Bank, which is located at 450 West 33rd Street, New York, New York 10001.

GLOBAL SECURITIES

    The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary we identify in a prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or definitive form. All global securities in bearer form will be deposited with a depositary outside of the United States. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement.

    Other than for payments, we may treat a person having a beneficial interest in a definitive global security as the holder of the principal amount of outstanding debt securities represented by the global security. For these purposes, we may rely upon a written statement delivered to the trustee by the holder of the definitive global security, or, in the case of a definitive global security in bearer form, by Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euro-clear System, and Cedelbank, societe anonyme. (Section 411)

    Neither we, the trustee nor any of our respective agents will be responsible for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 411)

    Unless we otherwise specify in a prospectus supplement, we anticipate that the following provisions will apply to our depositary arrangements.

TEMPORARY GLOBAL SECURITIES

    - All or any portion of the debt securities of a series that are issuable in bearer form initially may be represented by one or more temporary global securities, without interest coupons. The temporary global securities will be deposited with a depositary in London for Euro-clear and Cedelbank for credit to the accounts of the beneficial owners of the debt securities or to such other accounts as they may direct.

    - On and after an exchange date provided in the applicable prospectus supplement, each temporary global security will be exchangeable for definitive securities in bearer form, registered form, definitive global bearer form or any combination of these, as we may specify in a prospectus supplement.

    - No definitive bearer security delivered in exchange for a portion of a temporary global security will be mailed or delivered to any location in the United States.

    - The prospectus supplement will describe any applicable ownership certification requirements before a definitive bearer security is issued or interest payments are made. (Section 403)

DEFINITIVE GLOBAL SECURITIES

    BEARER SECURITIES. The applicable prospectus supplement will describe the exchange provisions, if any, of debt securities issuable in definitive global bearer form. We will not deliver any bearer securities in exchange for a portion of a definitive global security to any location in the United States. (Section
404)

    U.S. BOOK ENTRY SECURITIES. Debt securities of a series represented by a definitive global registered security and deposited with or on behalf of a depositary in the United States will be registered in the name of the depositary or its nominee. These securities are referred to as "book-entry securities".

    When a global security is issued and deposited with the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global security to the accounts of institutions that have accounts with the depositary or its nominee. Institutions that have accounts with the depositary or its nominee are referred to as "participants".

    The accounts to be credited will be designated by the underwriters or agents for the sale of the book-entry securities or by us, if we offer and sell the securities directly.

    Ownership of book-entry securities are limited to participants or persons that may hold interests through participants. In addition, ownership of these securities are evidenced only by, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee, or by participants or persons that hold through other participants.

    So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or nominee will be considered the sole owner or holder of the book-entry securities represented by the global security for all purposes under the indenture. Payments of principal, interest and premium on those securities will be made to the depositary or its nominee as the registered owner or the holder of the global security.

    Owners of book-entry securities:

    - will not be entitled to have the debt securities registered in their names;

    - will not be entitled to receive physical delivery of the debt securities in definitive form; and

    - will not be considered the owners or holders of those debt securities under the indenture.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of the securities in definitive form. These laws impair the ability to purchase or transfer book-entry securities.

    We expect that the depositary for book-entry securities of a series will immediately credit participants' accounts with payments received by the depositary or nominee in amounts proportionate to the participants' beneficial interests, as shown on the records of the depositary.

    We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "STREET NAME". The payments by participants to the owners of beneficial interests will be the responsibility of those participants.

PRACTICAL IMPLICATIONS OF HOLDING DEBT SECURITIES IN STREET NAME

    Investors who hold debt securities in accounts at banks or brokers will not generally be recognized by us as the legal holders of debt securities. Since we recognize as the holder the bank or broker, or the financial institution the bank or broker uses to hold its debt securities, it is the responsibility of these intermediary banks, brokers and other financial institutions to pass along principal, interest and other payments on the debt securities, either because they agree to do so in their agreements with their customers, or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

    - How it handles securities payments and notices;

    - Whether it imposes additional fees or charges;

    - How it would handle voting and related issues if ever required;

    - How it would pursue or enforce rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests;

    - How it would react on other matters which are important to persons who hold debt securities in "street name".

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COVENANTS AND OTHER LIMITATIONS

    We have agreed to a number of covenants and other limitations in the indenture. Covenants are promises we make. If we don't live up to our promises, we could be placed in default. We have summarized these covenants for you below. We encourage you to read the full text of these limitations in the indenture.

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

    We have agreed in the indenture not to consolidate with, or merge into any other company, nor sell substantially all of our assets to another company unless that company:

    - is owned by IBM (or any successor to IBM);

    - is organized in the United States; and

    - expressly assumes all of our rights and obligations under the debt securities and the indenture, and immediately after giving effect to the transaction, there is no default under the indenture. (Section 901 & 902)

LIMITATION ON LIENS

    We have also agreed that neither we nor any Restricted Subsidiary of ours will incur, issue, assume, or guarantee any debt which is secured by any pledge, mortgage, security interest or other lien on any of our property, without securing our debt securities equally and ratably with, or prior to, that debt, unless the total amount of all of this secured debt would not exceed 10% of Consolidated Net Tangible Assets.

    To better understand this covenant, you'll need to know both what a "Restricted Subsidiary" is, as well as what "Consolidated Net Tangible Assets" are, and how we make this computation. We've summarized these definitions for you below. (Section 101)

    A "RESTRICTED SUBSIDIARY" is a subsidiary of ours organized under the laws of any state of the United States or the District of Columbia.

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total assets of us and our Restricted Subsidiaries, LESS:

    - current liabilities,

    - investments in and advances to subsidiaries other than our Restricted Subsidiaries or other entities accounted for on the equity method of accounting, and

    - intangible assets.

        We include in our definition of "intangible assets" the balance sheet value of:

        - all trade names, trademarks, licenses, patents, copyrights and goodwill,

        - organizational and development costs,

        - deferred charges other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible items we are amortizing, and

        - unamortized debt discount and expense minus unamortized premium.

    It is also important for you to understand that we can have certain debt and liens which we don't have to consider under this covenant. Specifically, the covenant does not apply to debt which is secured by:

    - liens on property, shares of stock or debt of any company existing at the time it becomes a Restricted Subsidiary;

    - liens on property, shares of stock or debt existing at the time we, or any Restricted Subsidiary, acquire it;

    - liens on property, shares of stock or debt we, or any Restricted Subsidiary, may in the future acquire, where the liens:

        - are created prior to, at the time of or within one year after the acquisition (or in the case of property, the completion of construction or commencement of commercial operation, whichever is later), and

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
        - are to secure or provide for the payment of all or part of the purchase price (or, in the case of property, the construction price);

    - liens in favor of us or any Restricted Subsidiary;

    - liens in favor of the U.S. government, any state, the District of Columbia, or any agency, department or other instrumentality, to secure progress, advance or other payments under a contract or under a statute;

    - liens to secure the performance of any contract which is not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or securing of debt, as long as these liens are made and are continuing in the ordinary course of our business;

    - liens incurred (no matter when created) in connection with leveraged or single-investor lease transactions we, or a Restricted Subsidiary may engage in, as long as the documentation provides that the borrowings are payable solely out of the income and proceeds of the property subject to the lien, and are not a general obligation of ours or of any Restricted Subsidiary; and

    - the extension, renewal or replacement of any lien otherwise excluded, as long as:

        - the extension, renewal or replacement lien is limited to all or a part of the same property, shares of stock or debt that secured the lien which is extended, renewed or replaced, and

        - the debt secured by the lien at the time is not increased. (Section
          1104)

WAIVER OF LIMITATIONS ON LIEN COVENANT

    The holders of a majority in principal amount of all affected series of outstanding debt securities can waive compliance with the limitation on liens covenant. (Section 1106)

SATISFACTION AND DISCHARGE; DEFEASANCE

    We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities. (Section 501)

    The indenture contains a provision that permits us to elect:

    - to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding; or

    - to be released from our obligations under the following covenants and from the consequences of an event of default or cross-default resulting from a breach of these covenants:

        - the limitations on consolidation, merger, conveyance or transfer and

        - the limitation on liens.

    To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations, if the debt securities are denominated in U.S. dollars. This amount may be made in cash, and/or foreign government securities if the debt securities are denominated in a foreign currency. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the action. (Section 503)

    If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Sections 501 and 503)

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
EVENTS OF DEFAULT, NOTICE AND WAIVER

    If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in principal amount of the debt securities of the series may by giving written notice to us, declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. This declaration may be annulled and past defaults may be waived by the holders of a majority of the principal amount of the debt securities of that series. However, payment defaults that are not cured may only be waived by all holders of debt securities of the series. (Sections 602 and 613)

    The indenture defines an "event of default" for any series of debt securities as including one or more of the following events:

    - we fail to pay interest on any debt security of a series when it becomes due, and the default continues for 30 days;

    - we fail to pay the principal or any premium on any debt securities of the series when due;

    - we fail to make any sinking fund payment when due;

    - we fail to perform any other covenant in the indenture for a series of debt securities and that default continues for 90 days after being given notice;

    - we enter into bankruptcy or become insolvent; and

    - any other event of default, as we may agree upon for a particular series of debt securities occurs under the terms of that particular series.

    An event of default for one series of debt securities is not necessarily an event of default for any other series of debt securities. (Section 601)

    The indenture requires the trustee to give the holders of an affected series of debt securities notice of a default within 90 days, unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default. (Section 702)

    Other than the duty to act with the required standard of care during an event of default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. (Section 703)

    Generally, the holders of a majority in principal amount of outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee. (Section 612)

    The indenture includes a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1105)

    STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON THEIR REQUIREMENTS FOR GIVING NOTICE OR TAKING OTHER ACTIONS UPON A DEFAULT.

MODIFICATION OF THE INDENTURE

    Together with the trustee, we may modify the indenture without the consent of the holders for limited purposes, including adding to our covenants or events of default, establishing forms or terms of debt securities, curing ambiguities and other purposes which do not adversely affect existing holders in any important way. (Section 1001)

    Together with the trustee, we may also modify and amend the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all affected series. However, without the consent of each affected holder, no modification may:

    - change the stated maturity of any debt security;

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
    - reduce the principal, premium (if any) or rate of interest on any debt security;

    - change any place of payment or the currency in which any debt security is payable;

    - impair the right to enforce any payment after the stated maturity or redemption date;

    - adversely affect the terms of any conversion right;

    - reduce the percentage of holders of outstanding debt securities of any series required to consent to any modification, amendment or waiver under the indenture;

    - change any of our obligations for outstanding debt securities of a series to maintain an office or agency in the places and for the purposes specified in the indenture for that series; or

    - change certain amendment or waiver provisions in the indenture. (Section
      1002)

    STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE WISH TO CHANGE THE INDENTURE OR THE DEBT SECURITIES, REQUEST A WAIVER, OR OTHERWISE MODIFY THE INDENTURE.

MEETINGS

    The indenture provides for convening meetings of the holders of debt securities of a series. (Section 1401) A meeting may be called at any time by the trustee, upon our request, or upon the request of the holders of at least 10% in principal amount of the outstanding debt securities of the series. In each case, notice will be given to the holders of debt securities of the series. (Section 1402)

    Persons holding a majority in principal amount of the outstanding debt securities of a series will constitute a quorum at a meeting. A meeting called by us or the trustee that did not have a quorum may be adjourned for not less than 10 days, and if there is not a quorum at the adjourned meeting, the meeting may be further adjourned for not less than 10 days. Generally, any resolution presented at a meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, to change the amount or timing of payments under the debt securities, every holder in the series must consent. In addition, in those instances where the indenture provides that an action may be taken by the holders of a specified percentage in principal amount of outstanding debt securities of a series, that action may be taken at a meeting at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held under the terms of the indenture will be binding on all holders of debt securities of that series and the related coupons. (Section 1404)

NOTICES TO HOLDERS

    In most instances, where the indenture requires that notice be provided to holders, notice to holders of registered securities will be given by mail to the addresses of the holders as they appear in the security register. Notices to holders of bearer securities will be given by publication at least once in a daily newspaper in The City of New York and in London. Notices may also be published in another city or cities as may be specified in the bearer securities. In addition, notices to holders of bearer securities will be mailed to those persons whose names and addresses were previously filed with the applicable trustee. (Section 106)

TITLE

    Title to any bearer securities and any related coupons will pass by delivery. We, the trustee and any agent of ours or the trustee may treat the holder of any bearer security or related coupon as the absolute owner of that security for all purposes. We may also treat the registered owner of any registered security as the absolute owner of that security for all purposes. (Section 407)

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REPLACEMENT OF SECURITIES AND COUPONS

    It's important to keep your debt securities safe. We will replace debt securities or coupons that have been mutilated at the expense of the holder when the mutilated debt security or coupon is surrendered to the trustee. Debt securities or coupons that become destroyed, stolen or lost will be replaced by us at the expense of the holder when the trustee receives evidence of its destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security or coupon, the holder of the debt security or coupon may be required to indemnify the trustee and us before a replacement debt security will be issued. (Section 405)

GOVERNING LAW

    The indenture, the debt securities and the coupons will be governed by, and construed under, the laws of the State of New York. (Section 112)

OUR RELATIONSHIP WITH THE TRUSTEE

    We maintain lines of credit, and have other customary banking relationships, with the trustee under the indenture.

                              PLAN OF DISTRIBUTION

We may sell the debt securities:

    - through underwriters,

    - through agents or

    - directly to purchasers.

We will describe, in the prospectus supplement, the terms of the offering of our debt securities, including the following:

    - the name or names of any underwriters;

    - the purchase price and the proceeds we will receive from the sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

    - any securities exchanges on which the debt securities of the series may be listed; and

    - any other information we think is important.

    If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the debt securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Debt securities may be sold directly by us or through agents we designate from time to time. Any agent involved in the offer or sale of the debt securities under which this prospectus is delivered will be named and any commissions we pay to that agent will be described in the prospectus supplement.

    Unless we otherwise indicate in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    We may authorize agents or underwriters to solicit offers by certain types of institutions to purchase securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts. These contracts will provide for payment and delivery on a

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
specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in a prospectus supplement.

    Agents and underwriters may be entitled to indemnification by us against civil liabilities arising out of this prospectus, including liabilities under the Securities Act of 1933, or to contribution for payments which the agents or underwriters may be required to make relating to those liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

    Each series of securities will be a new issue of securities with no established trading market. Any underwriter may make a market in the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Neither we, nor any underwriter, can provide any assurance as to the liquidity of the trading market for any of the debt securities.

                                 LEGAL OPINIONS

    The legality of the debt securities will be passed upon by John J. Shay, Jr., our Vice President, General Counsel and Secretary. Mr. Shay, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of our parent company, IBM.

                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting. Before the July 1, 1998 merger of Price Waterhouse LLP, our former independent accountant, and Coopers & Lybrand L.L.P. (C&L) to form PricewaterhouseCoopers LLP, the retirement plan of C&L purchased 14,500 shares of our capital stock. All 14,500 shares were sold on December 1, 1998.

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